Exhibit 99.1

Contacts:	Vincent J. Milano Vice President, CFO and Treasurer VIROPHARMA INCORPORATED Phone (610) 321-6225 William C. Roberts Director, Corporate Communications VIROPHARMA INCORPORATED PHONE (610) 321-6288

VIROPHARMA INCORPORATED

Reports First Quarter 2004 Financial Results

Exton, PA May 4, 2004 - VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today financial results for the first quarter ended March 31, 2004.

Quarter ended March 31, 2004

For the quarter ended March 31, 2004, ViroPharma reported a net loss of $16.6 million compared to a net loss of $6.8 million for the same period in 2003. Net loss per share for the quarter ended March 31, 2004 was $0.63 per share, basic and diluted, compared to net loss of $0.27 per share, basic and diluted for the same period in 2003. The increase in net loss of $9.8 million in the first quarter of 2004 from the net loss in the same period in 2003 was due primarily to a restructuring charge of $9.3 million related to severance costs and asset impairments recorded during the first quarter of 2004. During the first quarter of 2003, ViroPharma purchased $5.0 million of face value of its outstanding convertible notes and recorded a gain of $2.8 million. There were no similar debt repurchases or corresponding gains during the first quarter of 2004.

“The first quarter of 2004 represented the beginning of a period of transformation for ViroPharma,” commented Michel de Rosen, ViroPharma’s chairman and chief executive officer. “We made some difficult but necessary decisions, which we believe put us in a position to accomplish our objectives. During the quarter, we also made excellent progress toward meeting our clinical development goals for our lead compounds, and we gained momentum in our business development efforts.”

Revenues were approximately $1.7 million for the quarter ended March 31, 2004, compared to approximately $0.2 million during the same period in 2003. During the quarter ended March 31, 2004, ViroPharma recognized license fee and milestone revenue from advance payments received under the option agreement with Schering Corporation, relating to the development of an intranasal formulation of pleconaril, which had no comparable amount in the same period in 2003.

Research and development (R&D) expenses for the quarter ended March 31, 2004 increased to $8.4 million from $6.1 million in the same period of 2003. Included in the results were $3.4 million in expenses associated with the January 2004 restructuring in which ViroPharma exited its early stage discovery research activities. Results for the quarter ended March 31, 2004 also included expenses from ongoing and newly initiated clinical trials for product candidates, including the two Phase 1 trials in the cytomegalovirus (CMV) program, a phase 1 clinical trial for the current lead hepatitis C product candidate with Wyeth, and a series of clinical studies for the company’s intranasal common cold program.

General and administrative expenses for the quarter ended March 31, 2004 of approximately $8.2 million increased $6.3 million from $1.9 million in the same period in 2003. This increase was primarily due to severance costs and asset impairments aggregating approximately $5.9 million recorded in January 2004. In addition, ViroPharma incurred expenses related to business development efforts undertaken during 2004.

Interest income and interest expense for the quarter ended March 31, 2004 of $0.3 and $2.1 million, respectively, remained relatively unchanged when compared to the same period in the prior year.

As of March 31, 2004, ViroPharma had approximately $108.7 million in cash, cash equivalents and short-term investments.

About ViroPharma Incorporated

ViroPharma Incorporated is committed to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings. ViroPharma is currently focused on drug development activities in viral diseases including cytomegalovirus (CMV) and hepatitis C (HCV).

This press release may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements reflect management’s current views and are based on certain assumptions. A number of factors could cause actual results to differ materially from ViroPharma’s assumptions and expectations. These factors are set forth in the cautionary statements included in ViroPharma’s most recent annual report on Form 10-K and registration statements on Forms S-3 and S-4 filed with the Securities and Exchange Commission. ViroPharma is developing products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

VIROPHARMA INCORPORATED

Selected Financial Information

(unaudited)

	Three Months ended March 31,
	2003	2004
Revenues:
License fee and milestone revenue	$168,309	$1,346,388
Grant revenue	—	156,957
Other revenue	34,000	233,964

Total revenues	202,309	1,737,309

Continuing operating expenses incurred in the development stage:
Research and development	6,084,911	8,365,400
General and administrative	1,928,952	8,244,759

Total operating expenses	8,013,863	16,610,159

	(7,811,554)	(14,872,850)
Gain on repurchase of debt, net	2,805,337	—
Interest income	306,050	329,768
Interest expense	2,146,636	2,072,931

Net Loss	$(6,846,803)	$(16,616,013)

Basic and diluted net loss per share	$(0.27)	$(0.63)

Shares used in computing basic and diluted net loss per share amounts	25,726,726	26,423,948

Balance Sheets: (in thousands)

	December 31, 2003	March 31, 2004
Cash, cash equivalents and short-term investments	$121,149	$108,682
Working capital	113,097	102,851
Total assets	132,845	114,971
Long-term debt	127,900	127,900
Total stockholders’ deficit	(7,509)	(23,930)